Consent of Independent Certified Public Accountants

Windswept Environmental Group, Inc.
Bay Shore, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Windswept Environmental Group, Inc. (the "Company") on our report dated August 11, 1999 (which contains an explanatory paragraph concluding that there is a substantial doubt about the Company's ability to continue as a going concern) relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-KSB as of and for the year ended April 30, 1999.

/s/ BDO Seidman, LLP
BDO Seidman, LLP


Melville, New York
December 20, 2001